Exhibit 10.5

Change of Control Agreement

General Employment Enterprises, Inc. (the “Company”), considers it essential to the best interests of its stockholders to attract top executives and to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated.  In order to induce Salvatore J. Zizza (“Executive”) to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that effective as of September 1, 2011,  Executive shall receive the severance benefits from the Company, set forth in this letter agreement (“Agreement”) in the event Executive Separate from Service with the Company and all related entities (collectively, “General Employment Enterprises”) subsequent to a Change of Control of the Company (as defined in Section 2(d) hereof) under the circumstances described below.

1.	Term of Agreement.

This Agreement shall commence on September 1, 2011 and shall continue in effect until the earlier of (i) two years from the date hereof; (ii) termination of employment; or (iii) upon the execution of a written agreement between the Company and executive terminating this Agreement.

2.	Definitions. As used in this Agreement:

(a)	“Annual Compensation” means the total of:

One year of base salary, at the highest base salary rate that you were paid by the Company within a 12-month period prior to the date of your Separation from Service (the “Look-Back Period”);

(b)	“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	“Cause” means

(i)	Conviction of a felony.

(ii)	An act of dishonesty or fraud that has a material adverse impact on the business of the Company.

(iii)	Gross negligence in the performance of duties and Chief Executive Office of the Company.

(d)	“Change of Control” of the Company means and includes each and all of the following occurrences:

(i)
an acquisition by a trustee or other fiduciary holding securities under any Employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any Employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(v)
Notwithstanding the foregoing, the following events shall not constitute a “Change of Control”: (i) a mere reincorporation of the Company; (ii) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; or (iii) a transaction effected primarily for the purpose of financing of the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means General Employment Enterprises, Inc., and any successor as provided in Section 7 hereof.

(g)
“Disability” means that, at the time you Separate from Service, you have been unable to perform the duties of your position for a period of 90 consecutive days as the result of your incapacity due to physical or mental illness.

(h)
“Good Reason” means the occurrence of one of the following without your express written consent: (i) a material reduction of Executive’s duties, position or responsibilities, or Executive’s  removal from such position and responsibilities, unless Executive is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a reduction by the Company in Executive’s base compensation  as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s  overall benefits package is significantly reduced unless such reduction is applicable to employees generally;  or (iv) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 7. In the event any of the occurrences in (i) through (iv) above have occurred, the Company shall be given written notice of  Executive’s intention to so terminate  employment, such notice: (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, (B) to be given within thirty (30) days after Executive knew of such acts or failures to act, and (C) to state the effective date of the termination which shall be no less than thirty (30) days from the date of the notice.  In the event such notice is timely given, the Company shall have thirty (30) days after the date that the notice is given in which to cure such conduct, to the extent such cure is possible.

(i)
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

(j)
“Separation from Service” or “Separates from Service” means a termination of employment with General Employment Enterprises that the Company determines is a Separation from Service in accordance with Section 409A of the Code.

(k)	“Severance Payment” means the payment of severance compensation as provided in Section 3 of this Agreement.

3.	Compensation Upon Separation from Service Following a Change of Control.

If Executive Separates from Service  after a Change of Control on account of (i) an involuntary termination without Cause or (ii) a voluntary termination for Good Reason, then subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company:

(a)	Executive will be entitled to a Severance Payment in an amount computed as follows:

(i)	A lump sum payment equal to all unpaid compensation remaining from day of separation to end of the term of your employment agreement; plus

(ii)	Continuation of health insurance benefits for 6 months following the Separation from Service, subject to IRS non-discrimination rules; plus

(iii)	Reimbursement for the premiums associated with COBRA for 18 months following the 6 month continuation of health insurance period, subject to IRS non-discrimination rules; plus

(iv)
The same percentage of Company-paid group-term life insurance benefits as were provided to you and your family under plans of the Company as of the Change of Control for a total of twenty-four (24) months, following the year in which you Separate from Service.  Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provides coverage under any plan listed in Section 3(a)(ii)-(iv) by instead providing coverage under a separate plan or plans providing coverage that is no less favorable.

(b)
Notwithstanding anything contained in Section 3(a) above, the Company shall have no obligation to make any payment or offer any benefits to you under Section 3(a) if you Separate from Service prior to a Change of Control or if you Separate from Service  after a Change of Control for Cause, death, Disability, retirement or voluntary resignation other than for Good Reason.

(c)
The payments set forth in Section 3(a) above shall be subject to your execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in the form that is acceptable to the Company (the “General Release”).  All payments under Section 3(a) shall begin within sixty (60) days following a Separation from Service, provided, however, that if the sixty (60) day period begins in one calendar year and ends in the second calendar year, payment will be made on the first day in the second calendar year after your execution and delivery of the General Release (that is no longer subject to revocation under applicable law).

(d)
Notwithstanding the foregoing, in the event that all or a portion of any payment described in Section 3(a) constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall be made six (6) months and one day after the date Executive separates from service (within the meaning of the Code).

(e)	Notwithstanding the foregoing, in no event will payments under Section 3(a) exceed 2.99 times Executive’s base compensation under Code Section 280(G).

4.	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Executive receives for services rendered after your Separation from Service from the Company.

5.	Exclusive Remedy.

In the event of Executive’s Separation from Service  following a Change of Control on account of an involuntary termination without Cause or a voluntary termination for Good Reason, the provisions of Section 3 is intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions in any employment agreement you may have with the Company), whether at law, tort or contract, in equity, or under this Agreement.

6.	Company’s Successors.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  As used in this Section 7, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.	Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.	Amendment or Waiver.

No provisions of this Agreement may be amended, modified, waived or discharged unless Executive  and the Company agree to such amendment, modification, waiver or discharge in writing.  No amendment, modification, waiver or discharge of this Agreement shall result in the accelerated payment of any Severance Payment provided for in Section 3.  No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

9.	Sole Agreement.

This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.  No future agreement between Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section 9.

10.	Employee’s Successors.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive  should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

11.	Funding.

This Agreement shall be unfunded.  Any payment made under the Agreement shall be made from the Company’s general assets.

12.	Waiver.

No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

13.	Headings.

All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

14.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15.	Withholding.

All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

16.	Applicable Law.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois (with the exception of its conflict of laws provisions).  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in DuPage County.

17.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  Additionally, signatures transmitted via facsimile or electronically with electronic receipted delivery shall be deemed originals.

If the foregoing conforms to your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

18.	Code Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”).

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Executive		General Employment Enterprises, Inc

By:	/s/ Salvatore J. Zizza	By:	/s/ James R. Harlan
	Salvatore J. Zizza		James R. Harlan
		Its:	Chief Financial Officer and Treasurer

Date:		Date: